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                                                                       Exhibit 3


                              SETTLEMENT AGREEMENT

              THIS AGREEMENT MADE AS OF THE 31ST DAY OF AUGUST 2000


             BETWEEN:

                            XBOX TECHNOLOGIES, INC.,

    a Delaware corporation, formerly namedNicollett Process Engineering, Inc.
                         maintaining a business address at:

                         10400 Viking Drive
                         Suite 110
                         Eden Prairie, Minnesota 44355
                         Fax: (612) 944-7812

                         (hereinafter referred to as "XBOX")


                                                               OF THE FIRST PART

                                     - and -

                             TECHINSPIRATIONS INC.,

               a Nevada corporation having a business address at:

                         2665 South Bayshore Drive
                         Suite PH2B
                         Coconut Grove, FL  33133
                         Fax: (305) 913-3306

                         (hereinafter referred to as "Tech")


                                                              OF THE SECOND PART

                                     - and -

                                 AMYYON COMPANY

              a Michigan corporation having a business address at:

                         2665 South Bayshore Drive
                         Suite PH2B
                         Coconut Grove, FL  33133
                         Fax: (305) 913-3306

                         (hereinafter referred to as "Amyyon")

                                                               OF THE THIRD PART




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            THIS INDENTURE WITNESSETH that in consideration of the mutual premises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto and each of them do hereby covenant, undertake, declare and agree as follows:

                                    ARTICLE I

                                    RECITALS

1.1 The parties acknowledge and confirm that the following recitals of fact and intention are true and correct in substance and in fact and are incorporated into and form an integral part hereof:

         a) Tech and XBOX entered into a letter of intent dated June 17th, 1999 respecting XBOX's acquisition (the "Proposed Transaction") from Tech of all of the issued and outstanding shares and rights to shares in the capital stock of Amyyon (the "Purchased Shares") on the terms and conditions set out in the letter of intent (the "Letter of Intent") including the following principal terms and conditions;

                  i) Amyyon would have no accrued liabilities to May 31st, 1999 (although it was acknowledged that Amyyon had ongoing operational commitments and liabilities after that date for employee wages and ordinary course of business expenses) and all of the development financial support supplied by Tech to Amyyon to that date would be converted into equity and conveyed to XBOX through the conveyance of the Purchased Shares;

                  ii) Amyyon was essentially a start-up venture having no tangible assets other than an exclusive Global Reseller Agreement with Amyyon Holding B.V. (the "Licensor") permitting Amyyon to distribute on an exclusive basis the Licensor's software products (the "Software") in North America, Central America (including the Caribbean) and South America (collectively, the "Territory") together with the business plans and budgets developed for Amyyon's creation of a marketing and distribution network in the Territory which marketing effort was budgeted at $5,700,000 (the "Marketing Plan");

                  iii) The effective date for the transaction would be June 1st, 1999 and XBOX would take over responsibility for Amyyon and for the Marketing Plan as of and from that date (the "Effective Date");




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                  iv)      In consideration of the conveyance of the Purchase
                           Shares, XBOX agreed to amend its share capital to create nonparticipating preference shares (the "Preference Shares") and to issue to Tech $2,800,000 of such Preference Shares in satisfaction of the purchase price for the Purchased Shares (the "Share Consideration");

         b) In furtherance of the completion of the proposed transaction, XBOX assumed control over Amyyon's Marketing Plan and the supervision of Amyyon's employees, and XBOX provided the funding, by way of loan, of Amyyon's working capital requirements as of and from the Effective Date;

         c) By mutual agreement, XBOX and Tech deferred the final completion of the transaction (including the amendment of XBOX's share capital to create the Preference Shares, the payment to Tech of the Share Consideration, and the conveyance by Tech to XBOX of the Purchased Shares) in order to determine the viability and success of the Marketing Plan;

         d) By the time that XBOX had reached its third-quarter, fiscal 2000, it had become apparent to both XBOX and Tech that, notwithstanding the implementation of the Marketing Plan and adherence to it by XBOX, the United States market was not as ready to accept the Software as had originally been anticipated when the Marketing Plan was formed and, as a result, representatives of XBOX and Tech agreed to terminate the Proposed Transaction and the Marketing Plan on the terms set out in this settlement agreement with a view to winding up the business operations of Amyyon and concluding this settlement agreement (this "Agreement") by the end of XBOX's fourth quarter in fiscal 2000;

         e) At a June 22nd, 2000 meeting of the Board of Directors of XBOX, the Board of Directors of XBOX approved the plan to terminate XBOX's commitment to the acquisition and marketing of the Software; and

         f) As of the 31st day of August, 2000, the amount of loan funding advanced by XBOX to Amyyon in furtherance of the transaction and the Marketing Plan, inclusive of principal and interest, was $3,981,978,78 (the "Amyyon Payable").

1.2 Without limiting the generality of Paragraph 1.1, each of XBOX and Tech hereby ratifies and confirms the arrangement, set out in subparagraphs 1.1(b) and 1.1(c) hereof, as of and with effect from the Effective Date with the same force and effect as if those arrangements had been reduced to writing on that date, in addition to having been agreed orally at that time and subsequently having been affirmed by a course of conduct.




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                                    ARTICLE 2

            TERMINATION OF AGREEMENTS AND RELEASE OF PURCHASE RIGHT

2.1 The parties hereto agree to terminate the Proposed Transactions contemplated under the Letter of Intent and to settle all rights and obligations of each of them to the other with respect to the Proposed Transactions and their subsequent course of conduct in respect thereof on the basis set out in this Agreement and with effect as of the 31st day of August, 2000.

2.2 XBOX shall no longer be obliged to purchase, and Tech shall be no longer obliged to issue, the Purchased Shares.

2.3 XBOX shall be no longer obliged to issue the Share Consideration to Tech, and Tech shall no longer be entitled to receive the Share Consideration from XBOX.

2.4 Amyyon shall no longer be obliged to pay the Amyyon Payable to XBOX and XBOX hereby releases and forever discharges Amyyon from any and all obligations to repay the Amyyon Payable.

                                    ARTICLE 3

                             GENERAL MUTUAL RELEASE

3.1 Each of the parties hereto (collectively, the "Releasors") does hereby remise, release and forever discharge each of the other parties hereto, and each officer, director,




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         shareholder and agent, as the case may be, of the other parties hereto
         (collectively, the "Releasees") of and from all actions, causes of actions, suits, duties, debts, accounts, bonds, covenants, contracts, claims and demands whatsoever which each of the Releasors, directly or indirectly as applicable, or otherwise now has or hereafter can, shall or may have against any of the Releasees for or by reason of or in any way arising out of any cause, matter or thing whatsoever existing up to the date hereof pertaining to the Letter of Intent, the Proposed Transaction, or the subsequent course of conduct in respect thereof, including without limitation, any obligation to repay the Amyyon Payable or any part thereof; provided however, that this release shall not operate as a release or discharge of any party's obligations under this Agreement to any other party hereto.

3.2 Each of the Releasors hereunder further covenants and agrees not to join in, assist, aid or act in concert in any manner whatsoever with any other person or persons, company or other body corporates in the making of any claim or demand, or in the bringing of any proceeding or an action in any manner whatsoever against the Releasees, their respective officers, employees, agents, successors and assigns, or against any other person or persons, company or other body corporate who might claim contribution or indemnity from the Releasees, their respective officers, employees, agents, successors and assigns, arising out of or in relation to the matters hereinbefore remised, released or discharged; provided that, without limiting the generality of the foregoing, nothing contained in this paragraph shall prevent any of the Releasors from testifying any answer to any subpoena served upon it in any action or proceeding, or otherwise providing such testimony or assistance when compelled to do so under any law or regulation having jurisdiction over it.




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3.3      The releases in this Agreement and in Article 3 hereof shall enure to the benefit of and be binding upon each of the Releasors and each Releasee hereto and their respective heirs, legal and personal representatives, successors and permitted assigns.

                                    ARTICLE 4

                                     NOTICE

4.1 Any notice or other communication which may be or is required to be given or made pursuant to this Agreement shall be deemed to have been sufficiently and effectively given if signed by or on behalf of the party giving notice and sent by personal service or prepaid registered mail or transmitted by telecopier to the party for whom it is intended at its address set out in the recitals of the parties to this agreement.

4.2 Any notice or communication which may be or is required to be given may be made or given as herein provided, and the date of receipt of such notice shall be the date of delivery of such notice if delivered, the day of transmission by telecopier if delivered by telecopier and the fifth business day following the date of mailing if mailed.

                                    ARTICLE 5

                                     GENERAL

5.1 Each of the parties hereto shall do, perform, execute and deliver all acts, deeds, documents and further assurances as may be necessary from time to time to give full, force and effect to the intent of this Agreement.




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5.2      This Agreement may be executed in several counterparts and may be effectively delivered by facsimile transmission of a signed original, each of which when so executed or delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and shall be effective as of the formal date hereof.

5.3 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal personal representatives, successors and assigns.

5.4 This Agreement shall be governed by and construed in accordance with the laws of the state of Minnesota and the federal laws of the United States of America applicable therein.

         IN WITNESS WHEREOF the parties have executed this Agreement under the hands of their duly authorized signing officers on the date(s) set out below with an effective date as of the date first above written.


XBOX TECHNOLOGIES, INC.                     TECHINSPIRATIONS, INC.



By:                                         By:
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Its:                                        Its:
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Date:                                       Date:
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                                            AMYYON COMPANY



                                            By:
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                                            Its:
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